EXHIBIT 10.62
Cardiac Science Corporation
Certain Executive Officers — 2007 Base Salaries
     Base salary amounts were approved by the Compensation Committee, effective March 15, 2007, as set forth below. The compensation arrangement between the Company and each executive officer listed below is governed by an employment agreement between the Company and each executive officer.

Name	Title	2007 Base Salary

John Hinson	President and Chief Executive Officer		$350,000

Michael Matysik	Senior Vice President, Chief Financial Officer and Secretary		$240,000

Kurt Lemvigh	Vice President, International	DK	1,799,640

Darryl Lustig	Vice President, North America Cardiology Sales		$215,000

Garry Norris	Vice President, Marketing		$225,000